SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


                         Commission File Number 0-20769

                           CABLE & CO. WORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

                   724 Fifth Avenue, New York, New York 10019
               (Address of principal executive offices) (Zip Code)

                                 (212) 489-9686
              (Registrant's telephone number, including area code)

                                  Common Stock
                                (Title of class)

                                    Warrants
                                (Title of class)
                     ---------------------------------------

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ ]              Rule 12h-3(b)(1)(ii)      [  ]
Rule 12g-4(a)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [ ]              Rule 12h-3(b)(2)(i)       [  ]
Rule 12g-4(a)(2)(ii)      [ ]              Rule 12h-3(b)(2)(ii)      [  ]
Rule 12g-3(b)(1)(i)       [X]              Rule 15d-6                [  ]


     Approximate number of holders of record as of the certification or notice date: 107

     Pursuant to the requirements of the Securities Exchange Act of 1934 Cable & Co. Worldwide, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          CABLE & CO. WORLDWIDE, INC.


Date:  August 14, 1998                    By:  /s/ Alan Kandall
                                          Name:  Alan Kandall
                                          Title: President